QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)

iBASIS, INC.
OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS
WITH AN EXERCISE PRICE OF $1 OR MORE PER SHARE FOR NEW OPTIONS

YOUR RIGHT TO REQUEST THAT WE EXCHANGE YOUR OPTIONS AND YOUR RIGHT TO WITHDRAW SUCH REQUEST EXPIRE AT 5 P.M., EASTERN TIME, ON DECEMBER 23, 2002, UNLESS EXTENDED.

        We are offering our full and part-time employees, other than our board of directors, the opportunity to ask us to exchange their outstanding incentive stock options and nonstatutory stock options (their "options") for new options on the terms described in this document. Only those outstanding options granted under our 1997 Stock Incentive Plan, as amended to date (the "Plan") with exercise prices of $1 or more per share are eligible for exchange (the "eligible options"). This offer to exchange eligible options is subject in all respects to the satisfaction or waiver by iBasis, Inc. ("iBasis" or "Company") of the conditions set forth in this Offer to Exchange Outstanding Stock Option (this "Offer to Exchange").

        We believe that by offering optionholders the opportunity to ask us to exchange options and by reserving a right to reject any options surrendered for exchange, we have structured this offer so as to mitigate the risk that the IRS would characterize the option exchange program as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). While we intend to accept for exchange all tendered options, we have reserved the right to reject any request to exchange such options in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in view of IRS private letter ruling No. 9129048, dated April 24, 1991. In this ruling, another company's option exchange program, which allowed employees holding incentive stock options to voluntarily agree to cancel them and exchange them for new options, was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be, but are not, surrendered. A successful assertion by the IRS of this position could extend the incentive stock options' requisite holding periods to qualify for incentive stock option tax treatment and could also convert some incentive stock options into nonstatutory stock options.

        The new options will be:

  •
  granted for one share of our common stock for every one share of our common stock that would have been issuable upon exercise of a surrendered option, subject to adjustment for any stock splits, reverse stock splits, stock dividends or similar events or cancellation of this Plan under certain circumstances such as a merger or acquisition as described in Section 5 below;
  •
  granted on or after the first business day six months plus one day after the expiration of this offer, subject to the terms described in these materials; and
  •
  the same type as those tendered, to the maximum extent they qualify under existing tax laws.

        You can only participate in this exchange if you:

  •
  hold eligible options;
  •
  are an employee of iBasis on the date this offer is made;
  •
  continue to be an employee of iBasis on the date this offer expires; and
  •
  have not received a notice of termination of employment on or before the date this offer expires.

        You will not receive a grant of new options if, for any reason, you are not still employed by iBasis on both the date this offer expires and the date that the new options are granted. This offer is not open to iBasis' board of directors or any non-employees. We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and in the related Statement of Stock Option Grants and Election Form (the "Election Form"). You are not required to accept this offer. If you wish to exchange options, you do not need to surrender all of your eligible option grants. However, any eligible option grant (i.e., all options granted on any given day) that you elect to surrender must be surrendered in full. If you were granted options on or after June 23, 2002 and you wish to surrender any eligible options, you will be required to exchange all options received on or after June 23, 2002 and prior to the expiration date of this offer, regardless of the exercise price(s) of these options.

        Shares of our common stock are quoted on the OTC Bulletin Board ("OTCBB") under the symbol "IBAS". On November 22, 2002, the last reported sales price of our common stock was $0.33 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

        We are making this offer upon the terms and subject to the conditions described in the enclosed materials, including those we describe in Section 6. This offer is not conditioned upon a minimum number of options being surrendered for exchange.

IMPORTANT

        To elect to exchange your eligible options pursuant to this offer, you must, in accordance with the terms of the Election Form that will be sent to you by electronic mail on or about November 25, 2002, and subsequently mailed to your home or office address, properly complete and deliver the Election Form to Tamah Rosker, Vice President of Human Resources, by electronic mail to exchangeprogram@ibasis.net, by fax at (781) 505-7330 or by mail or hand delivery to 20 Second Avenue, Burlington, Massachusetts 01803. We must receive your properly completed Election Form before 5 p.m., Eastern Time, on December 23, 2002. Although we reserve the right to extend this offer at our sole discretion, we currently have no intention of doing so.

        Subject to our rights to extend, terminate and amend this offer, the conditions set forth in this Offer to Exchange and our right to reject all requests for exchange at our discretion, we expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn and we will notify you of our acceptance on the date this offer expires. Upon our acceptance of the options you surrender for exchange, the surrendered options will be cancelled and you will no longer have any right to purchase our common stock under those options.

        We have not authorized any person to make any recommendation on the Company's behalf as to whether you should surrender or not surrender your outstanding stock options for exchange through this offer. You should rely only on the information in these materials or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in these materials. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by the Company.

        This transaction has not been approved or disapproved by the Securities and Exchange Commission ("SEC") nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. In the event of any conflict between this documentation and the rules of the participating plans or any applicable legislation, the rules or legislation (as the case may be) will take precedence. All references to tax consequences are for guidance only. We recommend that you consult with your tax advisor to determine the tax consequences of electing to participate in the offer.

        This document constitutes part of the Section 10(a) prospectus relating to the Plan and covers securities that have been registered with the SEC under the Securities Act of 1933.

        The date of this offer to exchange is November 25, 2002.

SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about the Company's offer. We urge you to read this Offer to Exchange and the related materials provided to you carefully because the information in this summary is not complete. We have included references to the relevant sections following this summary where you can find a more complete description of the topics in this summary.

Q1. Why are we making this offer?

        We are making this offer for compensatory purposes and because we believe that the granting of stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of iBasis. In light of recent stock market volatility, especially for companies in the telecommunications industry, the majority of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange outstanding options for new options that will have an exercise price equal to one-hundred percent (100%) of the fair market value of our common stock on the grant date, or the date on which the new options will be issued to you, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance and retention incentives for employees and thereby maximize stockholder value. (See Section 2)

Q2. What options are covered by this offer and who can participate in the exchange?

        We are offering you the opportunity to ask us to exchange any or all outstanding stock options having an exercise price of $1 or more per share, whether or not currently exercisable. (See Section 1). You can only participate in this exchange if you:

  •
  hold eligible options;

  •
  are an employee of iBasis on the date this offer is made;

  •
  continue to be an employee of iBasis on the date this offer expires; and

  •
  have not received a notice of termination of employment on or before the date this offer expires.

        This offer is not open to iBasis' board of directors or any non-employees. You will not receive a grant of any new options if you are not still employed by iBasis for any reason from the date this offer expires through the date that the new options are granted. (See Question 4)

Q3. Are there conditions to this offer?

        This offer is not conditioned upon any minimum threshold number of options being surrendered for exchange by eligible optionholders. The offer is, however, subject to a number of other conditions with regard to events that could occur before the expiration of the offer. These events include a change in accounting principles, a lawsuit challenging the offer, a third-party tender offer for our common stock and an acquisition proposal for iBasis. (See Sections 5 and 6)

        In addition, in certain states or jurisdictions, this offer may be subject to clearance or approval by local regulatory authorities. We are not offering the opportunity to exchange options to optionholders who reside in any state or other jurisdiction in which this offer is not permitted. (See Sections 6 and 12)

Q4. What if I am an employee of iBasis when this offer expires, but I am not an employee on the grant date of the new options?

        If you tender your options, you will only receive a grant of new options in this offer if you are an employee of iBasis on the date this offer expires and on the date that we grant the new options. As discussed below, we will not grant the new options until on or after the first business day that is six months and one day following the date when we cancel the options accepted for exchange. If, for any reason, you are not an employee of iBasis on the date this offer expires or on the date that we grant the new options, then you will not receive any new options nor will you receive any other consideration in exchange for your surrendered options. This means that if you die or terminate your employment for any reason or if we terminate your employment for any reason before the date that we grant the new options, then you will not receive anything for the options that you surrendered and we cancelled.

        Participation in the offer does not confer upon you the right to remain in the employment or other service of iBasis. (See Section 1)

Q5. How many new options will I receive in exchange for the options I surrender for exchange?

        For every eligible option to purchase one share of common stock that you surrender, you will receive an option to purchase one share of common stock, subject to adjustment for any stock splits, reverse stock splits, stock dividends or similar events. We will grant new options under the Plan. (See Section 1)

Q6. When will I receive my new options?

        We will grant the new options on or after the first business day that is at least six months plus one day following the date we cancel the options accepted for exchange. For example, if the offer expires on December 23, 2002, as currently anticipated, new options will be granted on or after June 24, 2003. We will distribute the new option agreements subsequent to the date of grant of the new options. As discussed above, you must be employed by us on the new grant date in order to receive the new options. (See Section 5)

Q7. Why won't I receive my new options immediately after the expiration date of this offer?

        We use the intrinsic value-based method of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, to account for all of our employee stock-based compensation plans. Therefore, in order to avoid the Company being subject to undesirable accounting consequences as described below, the new options will not be issued immediately after the expiration date of this offer. If we grant the new options on any date earlier than six months plus one day after the date we cancel the options surrendered for exchange, we would be required for accounting purposes to treat the new options as variable awards. This means that we would be required quarterly to reflect increases and decreases in the price of our common stock as a compensation expense (or credit) relating to the options. We would have to continue this variable accounting for these options until they were exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months plus one day, we believe we will not have to treat the options as variable awards. (See Section 11)

Q8. What will the exercise price of the new options be?

        The new options will have an exercise price equal to the fair market value of a share of our common stock on the date the new options are granted, as determined by the closing price of our common stock on the OTCBB or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed or, if our stock is not so quoted or listed at that time, as otherwise determined by the compensation committee of the board of directors. Because we will not grant new options until the first business day that is at least six months plus one day following the expiration of this offer, it is possible that the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to request that we exchange your options. (See Sections 7 and 8)

Q9. When will the new options vest?

        The new options will have a new vesting schedule, different from the old option vesting schedule. If you choose to participate in this offer, you lose all the benefit of the vesting in your old, surrendered options.

        For participants employed for one year or more as of the date that the new options are granted, shares will vest 1/8 per quarter for a period of two (2) years. For participants that have not met the one-year requirement, shares will vest 50% on the first anniversary of the date that the new options are granted and 1/8 per quarter thereafter.

        Except as otherwise indicated, the new options will become exercisable cumulatively, in a series of eight (8) installments, with the first installment becoming exercisable three months following the date the new options are granted, so long as you have been employed by the company for more than one year on the grant date and continue to be an employee of iBasis. For employees that have been employed by iBasis less than one year on the grant date, any installments that would regularly become exercisable during the year following the grant date will instead become exercisable one year after the grant date, so long as you continue to be an employee of iBasis. (See Section 1)

Q10. Will I have to wait longer to purchase common stock under my new options than I would under the options I surrender?

        Yes, to the extent that your surrendered options were vested before the grant date of the new options. If you surrender options that are vested, you could have exercised them at any time in accordance with their terms if you had not surrendered them. (See Section 1)

Q11. When will the new options expire?

        The new options will expire ten (10) years after the date the new options are granted. (See Section 8)

Q12. If I elect to exchange options, do I have to exchange all of my eligible options or can I just exchange some of them?

        If you elect to exchange an option grant, you do not need to exchange all of your eligible option grants. For example, if you have three option grants at different exercise prices, $25.00, $10.00 and $0.50, and you elect to surrender options in this offer, you may decide to exchange the $25.00 option grant and not exchange the $10.00 option grant (or vice versa). You may not exchange the $0.50 option grant for a new option because it has an exercise price of less than $1.00 per share and, therefore, is not an eligible option. You must exchange all options subject to the option grant (i.e., all options granted on a particular day) that you are surrendering for exchange. (See Section 3)

        In addition, because of accounting rules, if you decide to exchange any of your eligible options, then you must exchange all of the options that you received on or after June 23, 2002 and prior to the expiration date of this offer, regardless of the exercise price(s) of these options.

Q13. Can I change my election regarding options I surrender?

        You may change your election regarding options at any time before the offer expires. If we extend the offer beyond that time, you may change your election before the offer as extended expires. To change your election you may contact Tamah Rosker, Vice President of Human Resources of iBasis, by fax at (781) 505-7330 or by mail or hand delivery to 20 Second Avenue, Burlington, Massachusetts 01803 until the expiration of the offer. In order to change your election, you must deliver to Tamah Rosker a new Election Form that is clearly dated after your original Election Form. If you change your election in order to request that you participate in the offer, you must include on the new Election Form the information regarding the eligible options you wish to include in the exchange. Once we receive a new Election Form submitted by you, your previously submitted Election Form will be disregarded. You may also completely withdraw from participation in the offer by delivering a Notice of Withdrawal to Tamah Rosker by fax, mail or hand delivery at any time before the offer expires. (See Section 4)

Q14. Will I be required to give up all my rights to the surrendered options?

        Yes. Once we have accepted options surrendered by you, those options will be cancelled and you will no longer have any rights under those options. Although we reserve the right to accept or reject surrendered options, in whole or in part, subject to the conditions set forth in this Offer to Exchange, we expect that we will accept for exchange all eligible options that you properly surrender to us prior to the expiration of this offer and that you have not withdrawn. (See Section 5)

Q15. If I surrender options in this offer, will I be eligible to receive other option grants before I receive my new options?

        No. If we accept options you surrender in this offer, you may not receive any other option grants during the six-month-and-one-day period from the date the offer expires to the date we grant your new options. This is necessary to avoid incurring any compensation expense because of accounting rules that could apply to any interim option grants. (See Section 5)

        However, we intend to review option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options after the six-month-and-one-day period from the date on which we cancel tendered options accepted for exchange.

Q16. Why don't we simply reprice the current options?

        Since we account for our employee stock-based compensation plans under APB No. 25, "repricing" existing options would result in variable accounting for all of these options, which could require us for financial reporting purposes to record compensation expense each quarter until such repriced options were exercised, cancelled or expired. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. (See Section 11)

Q17. What if iBasis enters into a merger or other similar transaction?

        If iBasis merges with or is acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options that you tendered for exchange and your current options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if iBasis merges with or is acquired by another entity prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your current options and your rights under them will remain intact. If iBasis merges with or is acquired by another entity but does not withdraw the offer, we will notify you of any material changes to the terms of the offer.

        If iBasis merges with or is acquired by another entity after we accept and cancel the tendered options but before we grant the new options, the obligations of iBasis in connection with the offer may not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering optionholders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. If the obligations under this offer are assumed by the acquiring corporation, the type of security and the number of shares covered by the new options would be determined by the acquisition agreement between iBasis and the acquirer. If our common stock converts into an acquirer's common stock pursuant to a ratio in an acquisition transaction, you may receive new options for more or fewer shares of the acquirer's stock than the number of shares that you would receive in this offer if no acquisition had occurred.

        If we enter into a merger or similar transaction, it could have a substantial effect on the price of our common stock, including substantial appreciation or depreciation in the price of our common stock. Depending on the structure of such a transaction, tendering optionholders might be deprived of any potential price appreciation in the common stock associated with the new options. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction.

        Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule, subject to the terms of a merger or acquisition agreement. (See Section 8)

Q18. What happens if the stock price increases after the date my surrendered options are cancelled?

        The exercise price of any new options granted by us to you in return for your surrendered options will be the fair market value of a share of our common stock on the date the new options are granted, as determined by the closing price of our common stock on the OTCBB or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed or, if our stock is not so quoted or listed at that time, as otherwise determined by the compensation committee of the board of directors. You will not benefit from any increase in our common stock price before the grant date of the new options. Before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of your surrendered options. You would not enjoy the benefit of any appreciation in the fair market value of our shares prior to the grant date of the new options. For example, if you surrender options with a $10.00 exercise price, and our common stock appreciates to $15.00 by the time the new option grants are made, your new option will have a higher exercise price than your surrendered option.

Q19. What if iBasis consummates a reverse stock split after I have tendered my options for exchange but prior to the grant of new options to me?

        It is possible that we may consummate a "reverse stock split" after you submit your Election Form tendering your options for exchange but prior to the grant of your new options. A reverse stock split means that each share of common stock outstanding on the date set for the reverse stock split will be combined with other shares and, accordingly, will reduce the number of shares we have outstanding. For example, in a 1-for-10 reverse stock split, every ten (10) shares of common stock outstanding will be combined and will thereafter represent one (1) share of common stock. If we consummate such a reverse stock split prior to the grant of the new options, the number of shares of common stock subject to new options in the exchange offer will be similarly adjusted. Accordingly, if you have the right to receive options for 1,000 shares of common stock in the exchange offer, and we undertake a 1-for-10 reverse stock split, after the reverse stock split is effective you will thereafter have the right to receive an option for 100 shares of common stock.

Q20. Will my new options be incentive stock options or nonstatutory stock options?

        Except as explained below, if you tender incentive stock options or nonstatutory stock options under the Plan, and those options are accepted for exchange, the new options will be the same type as those tendered, to the maximum extent they qualify. Please note that one of the requirements for qualification as an incentive stock option is a limit on the value of incentive stock options that can first become exercisable in any one calendar year. In particular, no more than $100,000 of incentive stock options received by you from the Company can first become exercisable in any one calendar year. The $100,000 amount is determined on the date of grant and is based on the fair market value of the underlying common stock on the date of grant (and includes all options first exercisable during the year in question whether or not the options are part of the same grant). Therefore, it is possible that a portion of your new incentive stock options will not be under the $100,000 limit. If a portion of your new options exceeds the $100,000 limit, then that portion will be deemed to be a nonstatutory stock option. (See Section 13)

Q21. Will I have to pay U.S. federal income taxes if I exchange my options in this offer?

        If you request that we exchange your current options for new options, then we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. However, if you are granted incentive stock options, the requisite holding period to qualify for incentive stock option tax treatment will begin on the day of the grant of the new options regardless of the time you have held any incentive stock options tendered in the offer. State and local tax consequences may be different. Optionholders subject to the tax laws of other countries and jurisdictions may be subject to different tax consequences if they exchange their options in the offer. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options in the offer. (See Section 13)

Q22. What are the tax implications if I live outside of the U.S.?

        All iBasis optionholders are subject to the applicable tax laws of their own countries and jurisdictions. Optionholders subject to the tax laws of countries and jurisdictions other than the United States may have different tax consequences than those described above if they exchange their options in the offer. Again, we strongly suggest that you consult with your tax advisor to determine how this offer would impact you. (See Section 13)

Q23. What happens if I elect not to surrender any options pursuant to this offer?

        Options that you choose not to surrender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms. These options will retain their current exercise price and current vesting schedule. (See Question 17)

        Please note that through these materials, we are offering you the opportunity to ask us to exchange your options on the terms described in these materials, and that we have the right to reject any such request that you may make to us. While we intend to accept for exchange all tendered options, we have reserved this right in an effort to protect the tax status of incentive stock options in view of IRS private letter ruling No. 9129048, dated April 24, 1991. In this ruling, another company's option exchange program, which allowed employees holding incentive stock options to voluntarily agree to cancel them and exchange them for new options, was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that by reserving a right to reject any options surrendered for exchange, unlike the other company whose offer was the subject of the 1991 Private Letter Ruling, we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to our offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be, but are not, surrendered. A successful assertion by the IRS of this position could extend the incentive stock options' requisite holding periods to qualify for incentive stock option tax treatment and could also convert some incentive stock options into nonstatutory stock options. (See Section 13)

Q24. When does this offer expire? Can this offer be extended, and if so, how will I know if it is extended?

        This offer will expire on December 23, 2002, at 5 p.m., Eastern Time, unless we extend it. Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time. If we extend this offer, we will notify you of the extension and the new anticipated grant date for the new options. (See Sections 1 and 14)

Q25. What do I need to do?

        To elect to surrender your options for exchange, you need to complete properly the Election Form that will be sent to you by electronic mail on or about November 25, 2002 and subsequently mailed to your home or office address, and deliver it to Tamah Rosker, Vice President of Human Resources, by fax at (781) 505-7330 or by mail or hand delivery to 20 Second Avenue, Burlington, Massachusetts 01803 before 5 p.m., Eastern Time, on December 23, 2002.

        If we extend this offer beyond December 23, 2002, then you must deliver a properly completed Election Form and the other required documentation before the extended expiration date. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Q23. What happens if I elect not to surrender any options pursuant to this offer?" Although we may reject all requests to exchange eligible options at our discretion, subject to the conditions set forth in this Offer to Exchange, we expect to accept for exchange all eligible options that you request us to exchange promptly after this offer expires. If you do not properly complete and deliver the Election Form before this offer expires, it will have the same effect as if you rejected this offer.

Q26. What do we recommend you do in response to this offer?

        Although our board of directors has approved this offer, it recognizes that your decision is an individual one that should be based on a variety of factors. As a result, you should consult with your personal legal and financial advisors before deciding whether to surrender your existing options. We are not making a recommendation as to whether or not you should ask us to exchange options pursuant to this offer.

Q27. Is there any information regarding iBasis that I should be aware of?

        Your decision whether to accept or reject this offer should take into account the factors described in this Offer to Exchange as well as the various risks and uncertainties inherent in our business. In addition, before making your decision to tender your options, you should carefully review the information about iBasis discussed in Section 9 of this Offer to Exchange. This section includes information about us contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002,

June 30, 2002 and September 30, 2002 and in our Forms 8-K filed on May 20, 2002; May 29, 2002; July 29, 2002; August 22, 2002; and in our Form 8-K/A filed on September 25, 2002.

Q28. Who can I talk to if I have questions about this offer?

        If you have any questions regarding this offer, or for additional information or assistance, you should contact Tamah Rosker, Vice President of Human Resources of iBasis, by telephone at (781) 505-7500 or electronic mail to exchangeprogram@ibasis.net.

        In addition to these resources, we also plan to arrange for information sessions about this Offer to Exchange. This session will not be a solicitation and we will not make any recommendations whatsoever with respect to this Offer to Exchange. For example, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of this Offer to Exchange. As discussed in "Q26. What do we recommend you do in response to this offer?", you should consult your personal advisors if you have questions about your financial or tax situation. We will be providing you information about the timing and location of the information sessions in the coming days.

THE OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE

        We are offering you the opportunity to ask us to exchange eligible stock options held by you for new options. Eligible options are all outstanding stock options that have an exercise price of $1 or more per share under our Plan. Except for members of our board of directors, all of our full and part-time employees are eligible to participate in this offer.

        You will only receive grants of new options if you are employed by us on both the date that this offer expires and the date that the new options are granted. The new options will be granted on or after the first business day that is at least six months plus one day after the expiration of this offer.

        If you were granted options on or after June 23, 2002 and you request that we exchange any eligible options, you will be required to exchange all options received on or after June 23, 2002 and prior to the expiration date of this offer.

        If you request that we exchange any of your eligible options, you must request that we exchange all unexercised options from an eligible option grant. Our offer is subject to the terms and conditions described in these materials. We will only consider exchanging options that are properly tendered and not withdrawn in accordance with Section 3.

        For every eligible option to purchase one share of common stock that you surrender, you will receive an option to purchase one share of common stock, subject to adjustment for any stock splits, reverse stock splits, stock dividends or similar events or cancellation of this Plan under certain circumstances such as a merger or acquisition, as described in Section 5 below. We will grant new options under our Plan. In addition, we will enter into a new incentive stock option agreement and/or nonstatutory stock option agreement with you, depending on the options you surrendered and certain tax requirements.

        Except as otherwise provided herein, the new options will become exercisable cumulatively, in a series of eight (8) installments, with the first installment becoming exercisable three months following the date the new options are granted, so long as you have been employed by the company for more than one year on the grant date and continue to be an employee of iBasis. For employees that have been employed by iBasis less than one year on the grant date, any installments that would regularly become exercisable during the year following the grant date will instead become exercisable on the first anniversary of the new grant date, as long as you continue to be an employee of iBasis, and the vesting will continue thereafter.

        The exact number of your eligible option shares will be sent to your home or office address along with the Election Form. Alternatively, you can review the your eligible option shares by logging on to your E-trade account.

        The term "expiration date" means 5 p.m., Eastern Time, on December 23, 2002, unless and until we extend the period of time during which this offer will remain open. If we extend the period of time during which this offer remains open, the term "expiration date" will refer to the latest time and date at which this offer expires.

        We will notify you if we decide to take any of the following actions:

  •
  increase or decrease what we will give you in exchange for your options;

  •
  increase or decrease the option exercise price that serves as the threshold for options eligible to be exchanged in this offer; or

  •
  extend or terminate this offer.

        If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date that we notify optionholders of such an increase.

        A "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12 midnight, Eastern Time.

2.    PURPOSE OF THIS OFFER

        We are making this offer for compensatory purposes and to advance our corporate goals of retaining and motivating employees. The majority of our outstanding options, regardless of whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock as quoted by the OTC Bulletin Board ("OTCBB"). By making this offer, we intend to enhance stockholder value by creating better performance incentives for and increasing retention of our employees.

        Except as otherwise described in these materials or in our filings with the SEC, we presently have no plans or proposals currently requiring public disclosure that relate to or would result in:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries, however, we have engaged in related discussions in the past and have not ruled out such plans in the future;

  •
  any purchase, sale or transfer of a material amount of our assets or any subsidiary's assets, however, we have not ruled out such plans in the future;

  •
  any material change in our present dividend rate or policy, or our indebtedness or capitalization, other than potential changes to our bank lines of credit, however, we have engaged in related discussions in the past and have not ruled out such plans in the future;

  •
  any other material change in our corporate structure or business;

  •
  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

  •
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

  •
  the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our stock plans; or

  •
  any change to our certificate of incorporation or bylaws.

        Although our board of directors has approved this offer, we recognize that the decision to participate is an individual one that should be based on a variety of factors. None of our board of directors are eligible to participate in this offer. Neither we nor our board of directors makes any recommendation as to whether you should request that we exchange your options, nor have we authorized anyone to make such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and the related materials provided to you, including but not limited to the "Risk Factors" included herein, and to consult your own legal, investment and tax advisors. You must make your own decision whether to request that we exchange your options.

3.    PROCEDURES FOR SURRENDERING OPTIONS

        Proper Surrender of Options.    To request that we exchange some or all of your eligible options for exchange, you must, in accordance with the terms of the Election Form, properly complete the Election Form and deliver it, along with any other required documents, to Tamah Rosker, Vice President of Human Resources, by fax at (781) 505-7330 or by mail or hand delivery to 20 Second

Avenue, Burlington, Massachusetts 01803. We must receive all of the required documents before 5 p.m., Eastern Time, on the expiration date. The expiration date is December 23, 2002, unless we extend the period of time during which this offer will remain open. We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one person or group of people. However, in the event that we do extend this offer beyond December 23, 2002 then you must deliver a properly completed Election Form and other required documentation before the extended expiration date.

        The method of delivery of all documents, including election forms and any notices to change your election from "accept" to "reject" or "reject" to "accept" and any other required documents, is at your election and risk. You should allow sufficient time to ensure timely delivery.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility, including time of receipt, and acceptance of any surrender of options. Our determination of these matters will be final and binding on all parties. Furthermore, subject to our compliance with Rule 13e-4 under the Exchange Act, we reserve the right to reject any or all surrenders of options in our discretion. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See Summary Term Sheet "Q23. What happens if I elect not to surrender any options pursuant to this offer?" We further reserve the right to waive any of the conditions of this offer or any defect or irregularity in any surrender of any particular options or for any particular optionholder, provided, however, that if we waive any of the conditions of this offer for any particular optionholder, we will waive such condition for all similarly-situated optionholders. This is a one-time offer, and we will strictly enforce this offer period, subject only to an extension that we may grant in our sole discretion.

        While we intend to accept for exchange all tendered options, we have reserved the right to reject any request to exchange such options in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in view of IRS private letter ruling No. 9129048, dated April 24, 1991. In this ruling, another company's option exchange program, which allowed employees holding incentive stock options to voluntarily agree to cancel them and exchange them for new options, was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that by reserving a right to reject any options surrendered for exchange, unlike the other company whose offer was the subject of the 1991 Private Letter Ruling, we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to our offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be, but are not, surrendered. A successful assertion by the IRS of this position could extend the incentive stock options' requisite holding periods to qualify for incentive stock option tax treatment and could also convert some incentive stock options into nonstatutory stock options.

        Our Acceptance Constitutes an Agreement.    By requesting that we accept your options for exchange under this offer, you accept the terms and conditions of this offer. Our acceptance for exchange of your surrendered options through this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer. The Promise to Grant Stock Options that we will give you reflects this commitment. Subject to our rights to extend, terminate and amend this offer, the conditions set forth herein and our right to reject all requests for exchange at our discretion, we expect that we will accept for exchange all eligible options that you properly surrender to us prior to the expiration of this offer and that you have not withdrawn.

4.    CHANGE IN ELECTION

        You may only change your election to request that we exchange your options by following the procedures described in this section. You may not request that we exchange partial option grants. If you request that we exchange your options and you later want to change your request, you must do so with respect to all eligible options of a particular grant. Similarly, if you elect not to request that we exchange your options and you later want to change your request, you must do so with respect to all eligible options of a particular grant.

        To change your election, you must deliver a new Election Form to Tamah Rosker, Vice President of Human Resources, by fax at (781) 505-7330 or by mail or hand delivery to 20 Second Avenue, Burlington, Massachusetts 01803. The change in Election Form must be clearly dated after your original Election Form. If you are changing your election in order to accept the offer, the new Election Form must include the information regarding the eligible options you wish to surrender for exchange. Once we receive a new Election Form submitted by you, your previously submitted Election Form will be disregarded.

        To withdraw a full option grant you previously requested that we exchange, you must deliver a Notice of Withdrawal by fax, mail or hand delivery to Tamah Rosker, Vice President of Human Resources, as described above. The Notice of Withdrawal must be clearly dated after your original Election Form and any subsequent new Election Forms. The Notice of Withdrawal is on file with the SEC as an exhibit to the Schedule TO and was filed in connection with this offer. Please contact Tamah Rosker if you require a copy of the Notice of Withdrawal.

        You may change your election or withdraw your tendered options by providing a notice to Tamah Rosker, Vice President of Human Resources, as described above, that is received prior to 5 p.m., Eastern Time, on the expiration date, December 23, 2002. Any Election Form received after 5 p.m., Eastern Time, on December 23, 2002 will not be accepted unless we have extended the offer period and the Election Form is received before the extended expiration date. If we extend this offer beyond December 23, 2002, you may change your election or withdraw your tendered options at any time until the extended expiration of this offer. In addition, unless we accept your options for exchange prior to the date that is 40 business days from the commencement of the offer, you may withdraw your tendered options at any time after the expiration date.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Election Form or Notice of Withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the validity and form, including time of receipt, of new election forms and notices of withdrawal. Our determinations of these matters will be final and binding.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS

        Subject to our rights to extend, terminate and amend this offer, the conditions set forth herein and our right to reject all requests for exchange at our discretion, we expect that we will accept promptly after the expiration of this offer all eligible options that you properly surrender to us prior to the expiration date that you have not withdrawn and we will notify you of our acceptance on the date this offer expires. We do not, however, make any commitment or other promise to accept any options that you tender.

        If we accept the options that you surrender for exchange in this offer, then you will not be granted any additional options during the six-month-and-one-day period from the date the offer expires to the date when we grant your new options. Because we account for our employee stock-based compensation plans under APB No. 25, this is necessary to avoid incurring any compensation expense because of accounting rules that could apply to interim option grants as a result of this offer.

        For purposes of this offer, we will be deemed to have accepted options that are validly tendered and not properly withdrawn for exchange when we give oral or written notice to the optionholders of our acceptance for exchange of such options, which may be by company-wide mail or email or by issuance of a press release. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See Summary Term Sheet "Q23. What happens if I elect not to surrender any options pursuant to this offer?" Subject to our rights to extend, delay, terminate or amend this offer, we currently expect that we will accept promptly following the expiration date all properly tendered options that are not validly withdrawn. As soon as reasonably practicable after we accept options surrendered for exchange, we will send a notice to the tendering optionholder.

        If, for any reason, you are not an employee of iBasis on the date the offer expires or the date when we grant the new options, then you will not receive any new options or any other consideration in exchange for your surrendered options. This means that if you die or terminate your employment for any reason or if we terminate your employment for any reason before the date when we grant the new options, then you will not receive anything for the options that you surrendered and we cancelled.

        If iBasis merges with or is acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options that you tendered for exchange and your current options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if iBasis merges with or is acquired by another entity prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your current options and your rights under them will remain intact. If iBasis merges with or is acquired by another entity but does not withdraw the offer, we will notify you of any material changes to the terms of the offer.

        If iBasis merges with or is acquired by another entity after we accept and cancel the tendered options but before we grant the new options, the obligations of iBasis in connection with the offer may not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering optionholders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. If the obligations under this offer are assumed by the acquiring corporation, the type of security and the number of shares covered by the new options would be determined by the acquisition agreement between iBasis and the acquirer.

        Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

6.    CONDITIONS OF THIS OFFER

        We will not be required to accept any options surrendered to us. While we intend to accept for exchange all tendered options, we have reserved the right to reject any such request in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in view of IRS private letter ruling No. 9129048, dated April 24, 1991. In this ruling, another company's option exchange program, which allowed employees holding incentive stock options to voluntarily agree to cancel them and exchange them for new options, was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that by reserving a right to reject any options surrendered for exchange, unlike the other company whose offer was the subject of the 1991 Private Letter Ruling, we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to our offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be, but are not, surrendered. A successful assertion by the IRS of this position could extend the incentive stock options' requisite holding periods to qualify for incentive stock option tax treatment and could also convert some incentive stock options into nonstatutory stock options. Additionally, we reserve the right to reject any options from optionholders who reside in any state or jurisdiction in which this offer is not permitted. For additional information, see second to last paragraph of this Section 6.

        We may terminate or amend this offer, or postpone our acceptance and cancellation of any options surrendered to us, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time prior to the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, it is inadvisable for us to proceed with this offer:

(a)
any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the surrendered options, the issuance of new options, or otherwise relates to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or materially impair the benefits we believe we will receive from this offer;

(b)
any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i)
make it illegal for us to accept some or all of the surrendered options or to issue some or all of the new options, or otherwise restrict or prohibit consummation of this offer, or otherwise relate to this offer;

(ii)
delay or restrict our ability, or render us unable, to accept the surrendered options for exchange or to issue new options for some or all of the surrendered options;

(iii)
materially impair the benefits we believe we will receive from this offer; or

(iv)
materially and adversely affect our business, condition (financial or other), operating results, operations or prospects;

(c)
any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, electronic bulletin board, in the over the counter market or other medium;

(d)
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(e)
any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record a compensation expense in connection with this offer for financial reporting purposes;

(f)
another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(i)
any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than five percent (5%) of the outstanding shares of our common stock, or any new group is formed that beneficially owns more than five percent (5%) of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

(ii)
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional two percent (2%) or more of the outstanding shares of our common stock;

  (iii)
  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

  (iv)
  any change occurs in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership that in our reasonable judgment is materially adverse to us.

        We are not offering the opportunity to exchange options to optionholders who reside in any state or other jurisdiction in which this offer is not permitted. We reserve the right to withdraw the offer in states or other jurisdictions if necessary to comply with local laws. We may not accept options surrendered for exchange from residents of any state or other jurisdiction whose laws would require a change in the terms of the offer in order to carry out the offer in that state or jurisdiction. We will not be required to accept any options that you surrender for exchange, or issue you new options to purchase shares of our common stock, pursuant to this exchange offer if, in our opinion, you or we would be required to obtain prior clearance or approval from any state or federal regulatory authorities to participate in this offer.

        The conditions to this offer are for our benefit. We may assert them in our discretion prior to the expiration date and we may waive them at any time and from time to time prior to the expiration date, whether or not we waive any other condition to this offer. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon everyone.

7.    PRICE RANGE OF COMMON STOCK

        On November 13, 2002 our Common Stock was delisted from the NASDAQ National Market because we did not meet NASDAQ continued listing requirements. Quotations for our common stock are now available on the Over-the-Counter Bulletin Board (OTCBB). Our common stock has traded on the OTCBB under the symbol "IBAS" since November 14, 2002. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock traded on both the NASDAQ National Market and OTCBB.

	High	Low
Fiscal Year Ended December 31, 2000:
First Quarter	$94.25	$28.00
Second Quarter	51.63	13.00
Third Quarter	42.63	14.13
Fourth Quarter	15.88	4.00
Fiscal Year Ended December 31, 2001:
First Quarter	9.81	2.53
Second Quarter	5.36	2.13
Third Quarter	4.24	0.41
Fourth Quarter	1.86	0.36
Fiscal Year Ending December 31, 2002:
First Quarter	1.78	0.71
Second Quarter	1.10	0.31
Third Quarter	0.65	0.22
Fourth Quarter (through November 22, 2002)	0.55	0.24

        As of November 22, 2002, the last reported sales price of our common stock as reported by the OTCBB was $0.33 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to surrender your eligible options.

        All companies listed on OTCBB are required to comply with certain continued listing standards. There can be no assurance that iBasis will demonstrate compliance with the continued listing requirements of the OTCBB. In the event that the common stock of iBasis is removed from the OTCBB, among other things the market value and liquidity of the common stock of iBasis could be materially and adversely affected and it may become more difficult for iBasis to obtain additional financing.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

Consideration

        For every eligible option to purchase one share of common stock that you surrender, you will receive an option to purchase one share of common stock, subject to adjustment for any stock splits, reverse stock splits, stock dividends or similar events or cancellation of this Plan under certain circumstances such as a merger or acquisition, as described in Section 5. The date on which the new options are granted will be at least six months plus one day after the expiration of this offer. We will grant new options under our Plan.

        As of September 30, 2002, there were outstanding options to purchase approximately 2,168,275 shares of our common stock that are eligible to participate in this offer. (See Section 10). Assuming all such options are exchanged, the common stock issuable upon exercise of the new options will equal approximately 53% of the total shares of our common stock outstanding as of September 30, 2002.

Terms of New Options

        Vesting.    Except as otherwise provided herein, the new options will become exercisable cumulatively, in a series of eight (8) installments, with the first installment becoming exercisable three months following the date the new options are granted, so long as you have been employed by the company for more than one year on the grant date and continue to be an employee of iBasis. For employees that have been employed by iBasis for less than one year on the grant date, any installments that would regularly become exercisable during the year following the grant date will instead become exercisable on the first anniversary of the new grant date, so long as you continue to be an employee of iBasis.

        Exercise Price.    The new options will have an exercise price equal to the fair market value of a share of our common stock on the date the new options are granted, as determined by the closing price of our common stock on the OTCBB or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed or, if our stock is not so quoted or listed at that time, as otherwise determined by the compensation committee of the board of directors. Because we will not grant new options until at least six months plus one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the surrendered options.

        Stock Option Agreements.    We will enter into a new stock option agreement with each optionholder who requests that we exchange his or her options in this offer and that we have elected to exchange. The terms and conditions of the new options may vary from the terms and conditions of the options surrendered for exchange. The granting of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

        Term; Termination.    The new options granted under the Plan will expire ten (10) years after the date on which the new options are granted. In the event you are granted new options and your employment with us is subsequently terminated, your new options will be exercisable to the extent of the number of shares then vested, and will terminate: (a) three hundred sixty five (365) days following the death or total and permanent disability of the optionee or (b) ninety (90) days following the optionee's termination for any other reason. Military or sick leave or other bona fide leave shall not be deemed a termination of employment, provided, that it does not exceed the longer of ninety (90) days or the period during which the absent recipient's reemployment rights, if any, are guaranteed by statute or contract.

        Corporate Transactions.    If iBasis merges with or is acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options that you tendered for exchange and your current options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if iBasis merges with or is acquired by another entity prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your current options and your rights under them will remain intact. If iBasis merges with or is acquired by another entity but does not withdraw the offer, we will notify you of any material changes to the terms of the offer.

        If iBasis merges with or is acquired by another entity after we accept and cancel the tendered options but before we grant the new options, the obligations of iBasis in connection with the offer may not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering optionholders in the acquisition agreement, we cannot guarantee what, if any, provision would be made.

        If the obligations under this offer are assumed by the acquiring corporation, the type of security and the number of shares covered by the new options would be determined by the acquisition agreement between iBasis and the acquirer. If our common stock converts into an acquirer's common stock pursuant to a ratio in an acquisition transaction, you may receive new options for more or fewer shares of the acquirer's stock than the number of shares that you would receive in this offer if no acquisition had occurred.

        Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

        It is possible that we may consummate a "reverse stock split" after you submit your Election Form tendering your options for exchange but prior to the grant of your new options. A reverse stock split means that each share of common stock outstanding on the date set for the reverse stock split will be combined with other shares and, accordingly, will reduce the number of shares we have outstanding. For example, in a 1-for-10 reverse stock split, every ten (10) shares of common stock outstanding will be combined and will thereafter represent one (1) share of common stock. If we consummate such a reverse stock split prior to the grant of the new options, the number of shares of common stock subject to new options in the exchange offer, will be similarly adjusted. Accordingly, if you have the right to receive options for 1,000 shares of common stock in the exchange offer, and we undertake a 1-for-10 reverse stock split, after the reverse stock split is effective you will thereafter have the right to receive an option for 100 shares of common stock.

        Tax Consequences.    You should refer to Section 13 below for a discussion of the material tax consequences of the new options and the eligible options, as well as the consequences of this offer. All references to tax consequences are for guidance only. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

Descriptions of the Plan

        The following description of the Plan is a summary and is not complete. Complete information about the new options is included in the Plan and the form of the new option agreement to be entered into between you and us. The Plan and the form of the new option agreement are on file with the SEC as exhibits to the Schedule TO that was filed in connection with this offer. Please contact Tamah Rosker, Vice President of Human Resources, at 20 Second Avenue, Burlington, Massachusetts 01803 to request copies of the Plan or the form of the new option agreement. We will provide copies promptly and at our expense.

The 1997 Stock Incentive Plan

        Administration.    The Plan is administered by a compensation committee appointed by our board of directors. The compensation committee has the authority to interpret the Plan to prescribe, amend and rescind rules and regulations relating to it and to make all determinations necessary or advisable for the administration of the Plan. The compensation committee is authorized to administer certain aspects of the Plan, including the granting of options to employees.

        Term.    The term of each incentive stock option and nonstatutory stock option granted under the Plan may not exceed ten (10) years.

        Termination.    Unless otherwise specified in the optionee's stock option agreement, if an optionee's employment is terminated, whether voluntary or otherwise, options granted under the Plan will be exercisable, to the extent of the number of shares then vested, for a period of ninety (90) days following such termination. Military or sick leave or other bona fide leave shall not be deemed a termination of employment, provided, that it does not exceed the longer of ninety (90) days or the period during which the absent recipient's reemployment rights, if any, are guaranteed by statute or contract

        Exercise Price.    The exercise price for each incentive stock option under the Plan must be equal to not less than 100% of the fair market value of a share of our common stock on the grant date, or not less than 110% of the fair market value of a share of our common stock if the optionee is a ten percent (10%) owner of the Company. The Plan does not limit the exercise price of nonstatutory stock options under the plan.

        Payment of Exercise Price.    Common stock purchased upon the exercise of a new option granted under the plan can be paid for as follows:

  •
  in cash or by check, payable to the order of iBasis; or

  •
  by delivery to the Company of shares of common stock already owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, provided (a) such method of payment is then permitted under applicable law and (b) such common stock, if acquired directly from the Company, was owned by the optionee at least six (6) months prior to such delivery, or as otherwise required by the compensation committee to avoid adverse accounting effects to the Company.

        Vesting and Exercise.    The compensation committee has the authority to determine the time or times at which options granted under the plan may be exercised and the board of directors may also accelerate the exercisability of options.

        Adjustments Upon Certain Events.    The Plan contains provisions for the treatment of options in the event of a merger or consolidation or our complete liquidation. Please refer to the general discussion above in this Section 8 entitled "Corporate Transactions" for information regarding what will happen if iBasis merges with or is acquired by another entity.

        If the outstanding shares of common stock are changed by reason of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spinoff or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, the compensation committee will appropriately adjust the relevant terms and provisions of outstanding options to the extent it shall determine, in good faith, that such adjustment is necessary and appropriate.

9.    INFORMATION ABOUT iBASIS; SUMMARY FINANCIAL INFORMATION; RISK FACTORS

        Our principal corporate offices are located at 20 Second Avenue, Burlington, Massachusetts 01803. Our common stock is currently listed by the OTCBB under the symbol "IBAS".

        See "Additional Information" in Section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

        Financial Information: The financial information set forth in pages 16 through 69 in our annual report on Form 10-K for the fiscal year ended December 31, 2001, the financial information set forth in pages 1 through 15 in our quarterly report on Form 10-Q for the three months ended March 31, 2002, the financial information set forth in pages 1 through 17 in our quarterly report on Form 10-Q for the three months ended June 30, 2002, the financial information set forth in pages 1 through 18 in our quarterly report on Form 10-Q for the three months ended September 30, 2002 and the Form 8-K/A filed on September 25, 2002, which provides pro forma financial information in connection with the Company's sale of its wholly owned subsidiary, iBasis Speech Solutions, Inc., are incorporated herein by reference.

        Investing in and acquiring iBasis capital stock involves substantial risk. We strongly encourage you to review the "Risk Factors" contained herein and the "Risk Factors" included in our quarterly reports on Form 10-Q for the three months ended March 31, 2002, June 30, 2002 and September 30, 2002, which risk factors we incorporate herein by reference thereto.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2001 and our unaudited consolidated financial statements for the nine months ended September 30, 2002. The condensed consolidated statements of operations and cash flow data for the years ended December 31, 2000 and 2001, and the consolidated balance sheet data as of December 31, 2000 and 2001, have been derived from our audited consolidated financial statements. The condensed consolidated statements of operations and cash flow data for the nine months ended September 30, 2001 and 2002, and the consolidated balance sheet data as of September 30, 2002, are derived from our unaudited condensed consolidated financial statements. Results for the nine months ended September 30, 2002 are not necessarily indicative of the expected results for the full fiscal year.

	Year Ended December 31,
	2001	2000
Net revenue	$110,179,765	$61,217,737
Cost and operating expenses:
Data communications and telecommunications	102,319,685	60,594,423
Research and development	23,939,218	15,167,902
Selling and marketing	20,322,758	19,351,822
General and administrative	25,549,657	18,596,204
Depreciation and amortization	32,363,609	15,717,929
Non-cash stock-based compensation	1,381,800	1,061,142
Restructuring costs	51,834,318	—

Total cost and operating expenses	257,711,045	130,489,422

Operating loss	(147,531,280)	(69,271,685)
Interest income	9,168,903	19,824,259
Interest expense	(16,517,693)	(12,844,162)
Other expenses, net	(587,316)	—

Loss from continuing operations before extraordinary gain on repurchase of Convertible Subordinated Notes	(155,467,386)	(62,291,588)
Loss from discontinued operations	(49,770,957)	—

Loss before extraordinary gain on repurchase of Convertible Subordinated Notes	(205,238,343)	(62,291,588)
Extraordinary gain on repurchase of Convertible Subordinated Notes	14,548,973	—

Net loss applicable to common stockholders	$(190,689,370)	$(62,291,588)

Basic and diluted net loss per share:
Loss from continuing operations before extraordinary gain on repurchase of Convertible Subordinated Notes	$(3.64)	$(1.85)
Loss from discontinued operations	(1.17)	—

Loss before extraordinary gain on repurchase of Convertible Subordinated Notes	(4.81)	(1.85)
Extraordinary gain on repurchase of Convertible Subordinated Notes	0.34	—

Net loss applicable to common stockholders	$(4.47)	$(1.85)

Basic and diluted weighted average common shares outstanding	42,644,700	33,611,538

	Nine Months Ended September 30,
	2002	2001
Net revenue	$122,007,438	$78,470,044
Cost and operating expenses:
Data communications and telecommunications	106,728,428	74,116,335
Research and development	13,888,456	17,638,578
Selling and marketing	9,144,281	16,268,899
General and administrative	20,986,997	19,649,455
Depreciation and amortization	26,124,128	22,919,574
Non-cash stock-based compensation	817,552	1,047,534
Sale of messaging business	2,362,969	—
Restructuring costs	3,968,554	37,520,000

Total cost and operating expenses	184,021,365	144,160,375

Operating loss	(62,013,927)	(110,690,331)
Interest income	858,440	7,748,486
Interest expense	(9,322,721)	(11,769,849)
Other expenses, net	(284,839)	(479,027)

Loss from continuing operations before extraordinary gain on repurchase of Convertible Subordinated Notes	(70,763,047)	(115,190,721)
Loss from discontinued operations	(65,901,600)	(41,854,811)

Loss before extraordinary gain on repurchase of Convertible Subordinated Notes	(136,664,647)	(157,045,532)
Extraordinary gain on repurchase of Convertible Subordinated Notes	25,790,029	—

Net loss applicable to common stockholders	$(110,784,618)	$(157,045,532)

Basic and diluted net loss per share:
Loss from continuing operations before extraordinary gain on repurchase of Convertible Subordinated Notes	$(1.56)	$(2.74)
Loss from discontinued operations	(1.44)	(1.00)

Loss before extraordinary gain on repurchase of Convertible Subordinated Notes	(3.00)	(3.74)
Extraordinary gain on repurchase of Convertible Subordinated Notes	0.57	—

Net loss applicable to common stockholders	$(2.43)	$(3.74)

Basic and diluted weighted average common shares outstanding	45,635,987	42,031,840

	December 31,
			September 30, 2002
	2000	2001
	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents, marketable securities and restricted cash	$300,327,398	$118,690,494	$32,171,288
Working capital	258,512,975	155,509,425	23,172,688
Total assets	447,817,719	328,825,080	108,357,759
Long-term obligations, less current portion	190,880,257	171,343,315	93,061,818
Total stockholders' equity (deficit)	206,896,185	86,716,622	(22,932,214)
	Year ended December 31,		Nine months ended September 30,
	2000	2001	2001	2002
	(unaudited)
	(in thousands)
Consolidated Cash Flow Data:
Net cash used in operating activities	(48,235,547)	(76,229,588)	(69,489,814)	(45,909,102)
Net cash provided by (used in) investing activities	(143,513,953)	(19,673,964)	19,035,383	46,473,103
Net cash provided by (used in) financing activities	276,264,164	(36,478,138)	(18,680,229)	(51,858,314)

RISK FACTORS

        Participation in this offer and investing in our common stock involves a number of potential risks, including those described below. The risks described below and the "Risk Factors", which we incorporate herein by reference, included in our quarterly reports on Form 10-Q for the three months ended March 31, 2002, June 30, 2002 and September 30, 2002, filed with the SEC highlight the material risks of investing in our common stock. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether to surrender or not surrender options in this offer. In addition, we strongly urge you to read all of these materials for a fuller discussion of the risks that may apply to you before deciding whether to surrender or not surrender your options in this offer.

If we fail to comply with certain continued OTCBB listing standards, our common stock could be removed from the exchange and the market value and liquidity of our common stock may decrease significantly.

        Our common stock is presently listed on the OTCBB under the symbol "IBAS." All companies listed on the OTCBB are required to comply with certain continued listing standards. As of November 22, 2002 the last reported sales price of our common stock as reported by the OTCBB was $0.33 per share.

        There can be no assurance that iBasis will demonstrate compliance with the continued listing requirements of the OTCBB. In the event that the Company's common stock is removed from the OTCBB, among other things, the market value and liquidity of the Company's common stock could be materially and adversely affected and it may become more difficult for iBasis to obtain additional financing.

Economic Risks of Participating in This Offer

If our stock price increases after the date you surrender your existing options, your surrendered options might have been worth more than the new options that you receive in exchange for them.

        The exercise price of any new options granted to you in return for your surrendered options will be the fair market value of a share of common stock on the date of grant, as determined by the closing price reported by the national exchange or quotation system on which our stock is listed or, in the event our stock is not so listed, by the compensation committee of our board of directors on the date of grant. Before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of options you elect to have cancelled as part of this offer. Our stock price has been and will likely continue to be extremely volatile. Among the factors that could cause our stock price to increase or decrease are:

  •
  the addition or loss of any major customer;

  •
  changes in the financial condition or anticipated capital expenditure purchases of any existing or potential major customer;

  •
  quarterly variations in our operating results;

  •
  changes in financial estimates by securities analysts;

  •
  speculation in the press or investment community;

  •
  announcements by us or our competitors of significant contracts, new products or acquisitions, distribution partnerships, joint ventures or capital commitments;

  •
  sales of common stock or other securities by us or by our stockholders in the future;

  •
  securities and other litigation;

  •
  announcement of a stock split, reverse stock split, stock dividend or similar event;

  •
  economic conditions for the telecommunications, networking and related industries; and

  •
  worldwide economic instability.

If iBasis merges with or is acquired by another entity, the obligations of iBasis in connection with the offer may not be assumed by the acquiring corporation and, if assumed, you may receive options for fewer shares of the acquirer's stock than you would otherwise receive in this offer.

        If iBasis merges with or is acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options that you tendered for exchange and your current options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if iBasis merges with or is acquired by another entity prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your current options and your rights under them will remain intact. If iBasis merges with or is acquired by another entity but does not withdraw the offer, we will notify you of any material changes to the terms of the offer.

        If iBasis merges with or is acquired by another entity after we accept and cancel the tendered options but before we grant the new options, the obligations of iBasis in connection with the offer may not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering optionholders in the acquisition agreement, we cannot guarantee what, if any, provision would be made.

        If the obligations under this offer are assumed by the acquiring corporation, the type of security and the number of shares covered by the new options would be determined by the acquisition agreement between iBasis and the acquirer. If our common stock converts into an acquirer's common stock pursuant to a ratio in an acquisition transaction, you may receive new options for more or fewer shares of the acquirer's stock than the number of shares that you would receive in this offer if no acquisition had occurred.

        If we enter into a merger or similar transaction, it could have a substantial effect on the price of our common stock, including substantial appreciation or depreciation in the price of our common stock. Depending on the structure of such a transaction, tendering optionholders might be deprived of any potential price appreciation in the common stock associated with the new options. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction.

        Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

If you participate in this offer, you will not be eligible to receive any option grants until on or after June 24, 2003 at the earliest.

        Employees are generally eligible to receive option grants at any time that our board of directors or compensation committee chooses to make them. However, if you participate in this offer, you will not be eligible to receive any option grants until on or after June 24, 2003 at the earliest because of potentially adverse accounting consequences to us if we grant options to you earlier.

If your employment terminates prior to the grant of the new options, you will receive neither a new option nor the return of your surrendered option.

        Once your option is surrendered and accepted by us, it is gone for good. Accordingly, if your employment with us terminates for any reason prior to the grant date of the new options, you will have the benefit of neither the surrendered option nor the new options. The new options will be granted on or after the first business day that is at least six months plus one day after the expiration of this offer.

Tax-Related Risks of Receiving and Participating in This Offer

Your new option may be a nonstatutory stock option, whereas your surrendered option may have been an incentive stock option.

        If your surrendered option was an incentive stock option issued under the Plan, your new option will be an incentive stock option, but only to the extent it qualifies as such under the Internal Revenue Code. For options to qualify as incentive stock options, among other requirements, the value of shares subject to the options and any other incentive stock options issued by us that first become exercisable by you in any calendar year cannot exceed $100,000, as determined using the value of the shares on the grant date of the option. It is possible that by participating in this exchange, because of the new vesting schedule or because of increases in the fair market value of our stock, your options will exceed this limit and will be treated as nonstatutory stock options to the extent of that excess. In general, nonstatutory stock options may be less favorable to you from a tax perspective.

Even if you elect not to participate in this offer, your incentive stock options may be affected.

        We believe that this offer will not change the U.S. federal income tax treatment of subsequent exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in this offer. However, there is a risk that this offer may be characterized as a "modification" of your eligible incentive stock options, even if you decline to participate. In 1991, the IRS issued Private Letter Ruling No. 9129048, in which another company's option exchange program, which allowed employees holding incentive stock options to voluntarily agree to cancel them and to exchange them for new options, was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). This does not necessarily mean that our offer will be viewed the same way, and, in fact, we believe that, by reserving the right to reject any request that you may make to us to exchange your options, unlike the other Company whose offer was the subject of the 1991 Private Letter Ruling, we have structured this offer so as to mitigate this risk. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the incentive stock options' requisite holding periods to qualify for tax treatment as incentive stock options and could also convert some incentive stock options into nonstatutory stock options.

10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

        As of September 30, 2002, our directors and executive officers as a group beneficially owned options outstanding under our Plan to purchase a total of approximately 1,480,000 shares of our common stock, which represented approximately 36% of the shares subject to all options outstanding under our Plan.

		Shares Beneficially Owned
Directors, Executive Officers and 5% Shareholders
	Options	Number	Percent
Ofer Gneezy	170,000	3,978,432	8.69
Menlo Ventures VII, L.P. and affiliated entities	0	3,430,351	7.49
Gordon J. VanderBrug	140,000	1,721,501	3.76
Charles N. Corfield	80,000	1,384,416	3.02
Charles Skibo	170,000	120,000	*
Paul H. Floyd	235,000	118,750	*
W. Frank King	130,000	53,250	*
Richard G. Tennant	150,000	0	*
David S. Lee	80,000	15,000	*
Sean C. O'Leary	175,000	175	*
Dan Powdermaker	150,000	15,381	*
All executive officers and directors as a group (10 persons)	1,480,000	10,837,081

        All of our full and part-time employees, other than members of our board of directors, are eligible to participate in this offer. Non-employee optionholders are not eligible to participate in this offer. As of September 30, 2002, our directors and executive officers as a group beneficially owned approximately 10,837,081 shares of our common stock, which represented approximately 23.7% of the outstanding shares of our common stock.

        There have been no agreements, arrangements or understandings between us and any of our executive officers or directors, or any of their affiliates, involving the options or our common stock during the 60 days prior to this offer. In addition, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to this offer.

11.  STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER

        The majority of our optionholders hold options with exercise prices significantly higher than the current market price of our common stock. We believe that it is in our best interest to offer these optionholders an opportunity to participate more effectively in the potential growth in our stock price. If we were to cancel an option and grant another option with an exercise price that was lower than the exercise price of the cancelled option within:

  •
  the six-month period immediately before the date when the option was cancelled, or

  •
  any shorter period from the date of grant of the option to the date when such option was cancelled,

then the cancellation and exchange would be deemed a repricing that would result in variable accounting. The cancellation of an existing option and the grant of another option within this time period would also be deemed a repricing, even if the grant of the second option occurs before the cancellation of the first option.

        We believe that we can accomplish our goal of providing optionholders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

  •
  we will not grant any new options to participating optionholders until the first business day that is at least six months plus one day after the expiration of this offer,

  •
  the exercise price of all new options will be at the fair market value of our common stock on the future date when we grant the new options, and

  •
  we will not grant any new options to a participating optionholder unless that person tenders for cancellation (without issuance of any options in exchange) all options that have been granted to that optionholder between June 23, 2002 and the expiration date of this offer, December 23, 2002, with exercise prices of $1 or more per share.

        Eligible options that are surrendered in connection with this offer will be cancelled if accepted for exchange. The shares of common stock underlying cancelled eligible options that had been granted under the Plan will be returned to the pool of shares available under such plan for grant of new awards or options.

12.  LEGAL MATTERS; REGULATORY APPROVALS

        In certain states or other jurisdictions, this exchange offer may require clearance or approval by local regulatory authorities. We are not offering the opportunity to exchange options to optionholders who reside in any state or other jurisdiction in which this offer is not permitted. We may not accept options surrendered for exchange from residents of any state or other jurisdiction whose laws would require a change in the terms of the offer in order to carry out the offer in that state or jurisdiction. It is not anticipated that there will be any changes in the terms of the offer. In our sole discretion, we may decline to make modifications to the terms of the offer requested by some states or other jurisdictions, in which case optionholders who live in those states or jurisdictions will not be eligible to participate in the offer. We will not be required to accept any options that you surrender for exchange, or issue you new options to purchase shares of our common stock, pursuant to this exchange offer if, in our opinion, you or we would be required to obtain prior clearance or approval from any state or federal regulatory authorities to participate in this offer. We may carry out this offer without knowing that its terms violate the laws of a given jurisdiction and reserve the right to take any remedial actions.

        Except as otherwise set forth above, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this offer. If any such approval or other action should be required, subject to the proceeding paragraph, we may seek the approval or take the action. Seeking such approval or taking the action could require us to delay the exchange of options surrendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action.

13.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary of the material federal income tax consequences of the exchange of eligible old options for new options pursuant to this offer under the United States federal income tax laws and the tax laws of several of the countries in which our employees are tax residents. This discussion is based on the tax laws and judicial and administrative interpretations of those laws as of this date, all of which are subject to change, possibly on a retroactive basis. This information may be out of date at the time that you tender your old options, receive your new options, exercise your options and/or sell the shares you acquire upon such exercise. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of employees. Except as specifically set forth below, this summary does not address the tax consequences that may arise upon the sale of shares acquired by an optionholder under an option or upon the payment of any dividend on such shares. Further, this summary does not address the tax consequences that may arise as a result of a gift or other disposition (other than by sale) of shares acquired by an optionholder under an option.

        We recommend that you consult with your own tax advisor with respect to the tax consequences in your country of residence of participating in the offer to exchange, as well as any other federal, foreign, state, provincial or local tax consequences that may be applicable to you as a result of participating in the offer to exchange. Moreover, if you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the options, the information contained below may not be applicable to you. All employees should consider obtaining professional advice regarding the applicability of tax laws.

United States: Material Federal Income Tax Consequences for Employees Who Are Tax Residents In the United States

        General.    Optionholders who surrender outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the surrender of eligible options or at the time of the grant of the new options. We believe that the surrender of eligible options and the grant of the new options will be treated as a non-taxable exchange.

        If you tender incentive stock options or nonstatutory stock options under the Plan, and those options are accepted for exchange, the new options will be the same type as those tendered, to the maximum extent they qualify. A new option may not entirely qualify as an incentive stock option, even though the option tendered did so qualify, because the fair market value of our shares subject to incentive stock options that first become exercisable by you in any calendar year cannot exceed $100,000. Any excess option shares which cannot be granted as incentive stock options under this rule will be deemed to be nonstatutory stock options. For this purpose, the $100,000 limitation is determined using the fair market value of the underlying stock at the date of grant of the new option.

        This rule may result in some or all of your new options being treated as nonstatutory stock options in a number of circumstances. For example, if the fair market value of the stock at the date of the grant of the new options is higher than the fair market value of the stock at the date of the grant of the options tendered, then the $100,000 threshold might be exceeded under the new options even though it would not have been exceeded under the options tendered.

        General Consequences of Holding and Exercising Incentive Stock Options.    Under current law, you do not realize taxable income when incentive stock options are granted to you. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate option exercise price for those shares. The application of the alternative minimum tax is complicated and depends upon your personal circumstances. We suggest that you consult your tax advisor as to the application of the alternative minimum tax.

        Except in certain circumstances, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonstatutory stock options that are discussed below.

        If you sell stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying". The disposition of the stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted, or (b) one year after the date the incentive stock option was exercised.

        If the disposition of stock you received when you exercised an incentive stock option is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition", in general, the excess of the fair market value of the stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the stock at the time the option was exercised over the exercise price will be ordinary income and the balance, if any, will be long or short-term capital gain, depending upon whether or not the stock was sold more than one year after the option was exercised.

        General Consequences of Holding and Exercising Nonstatutory Stock Options.    Under current law, you will not realize taxable income upon the grant of a nonstatutory stock option under this offer. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.

        The subsequent sale of the shares acquired pursuant to the exercise of a nonstatutory stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares upon exercise of the option. The capital gain or loss will be treated as long-term capital gain or loss if you held the shares for more than one year following the exercise of the option, and otherwise will be short-term capital gain or loss.

        Tax Rates and Withholding.    Long-term capital gains are subject to lower tax rates than short-term capital gains and compensation income. Compensation income is subject to an income tax and medicare and social security withholding taxes. The Internal Revenue Service has imposed an indefinite moratorium on the imposition of medicare and social security taxes upon the exercise and sale of stock acquired under an incentive stock option. Your actual tax rates will depend upon your personal circumstances. We will require you to make arrangements to satisfy any applicable withholding obligations.

        Consequences to Non-Tendering Holders of Incentive Stock Options.    Please note that through these materials, we are asking you whether you would like to make us an offer to exchange your options on the terms described in these materials, and that we have the right to reject any such offer that you may make to us. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the incentive stock options' requisite holding periods to qualify for incentive stock option tax treatment and could also convert some incentive stock options into nonstatutory stock options.

        Tax Consequences to Us.    To the best of our knowledge, there will be no tax consequences to us except that we will be entitled to a deduction when you have compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Material Tax Consequences for Employees Who Are Not Tax Residents In the United States.

        General.    The following summaries are provided for information purposes only and iBasis does not warrant the accuracy contained in such summaries. The summaries are based on tax laws as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. The summaries do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. In certain countries, this exchange offer may require clearance or approval by local regulatory authorities. To the best of our knowledge, we are not offering the opportunity to exchange options to optionholders who reside in any country in which this offer is not permitted. We may not accept options surrendered for exchange from residents of any country whose laws would require a change in the terms of the offer in order to carry out the offer in that country. It is not anticipated that there will be any changes in the terms of the offer. In our sole discretion, we may decline to make modifications to the terms of the offer requested by some countries, in which case optionholders who live in those countries will not be eligible to participate in the offer. We will not be required to accept any options that you surrender for exchange, or issue you new options to purchase shares of our common stock, pursuant to this exchange offer if, in our opinion, you or we would be required to obtain prior clearance or approval from any regulatory authorities to participate in this offer. We may carry out this offer without knowing that its terms violate the laws of a given country and reserve the right to take any remedial actions. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Argentina: Material Tax Consequences for Employees who are Tax Residents of Argentina.

        The following is a summary description of the Argentine income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Argentine tax laws as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the cancellation of the old options or the grant of new options. However, when you exercise the new options, the difference between the fair market value of the shares subject to the option on the date of exercise and the exercise price may be compensation income taxable at applicable income tax rates.

China: Material Tax Consequences for Employees who are Tax Residents of China.

        The following is a summary description of the Chinese income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Chinese tax laws as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the cancellation of the old options or the grant of new options. However, when you exercise the new options, the difference between the fair market value of the shares subject to the option on the date of exercise and the exercise price may be compensation income taxable at applicable income tax rates.

Dubai: Material Tax Consequences for Employees who are Tax Residents of Dubai.

        The following is a summary description of the Dubai income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Dubai tax laws as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the cancellation of old options or the grant of new options. You should not be subject to tax when you exercise your new options.

Germany: Material Tax Consequences for Employees who are Tax Residents in Germany.

        The following is a summary description of the German income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the German tax law as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the grant of new options. However, when you exercise the new options, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

Ghana: Material Tax Consequences for Employees who are Tax Residents of Ghana.

        We do not currently have a summary description of the Ghana income tax consequences of the exchange of eligible options pursuant to this offer. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Greece: Material Tax Consequences for Employees who are Tax Residents of Greece.

        The following is a summary description of the Greek income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Greek tax laws as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the cancellation of the old options or the grant of new options. However, when you exercise the new options, the difference between the fair market value of the shares subject to the option on the date of exercise and the exercise price may be taxed as either compensation income (at applicable income tax rates) or as a gift from iBasis to you. The tax authorities reserve the right to determine whether the amount will be taxable as a gift.

Hong Kong: Material Tax Consequences for Employees who are Tax Residents of Hong Kong.

        The following is a summary description of the Hong Kong income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Hong Kong tax laws as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the cancellation of old options or the grant of new options. However, when you exercise the new options, the difference between the fair market value of the shares subject to the option on the date of exercise and the exercise price may be compensation income taxable at applicable income tax rates.

Japan: Material Tax Consequences for Employees who are Tax Residents in Japan.

        The following is a summary description of the Japanese income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Japanese tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the grant of new options. However, when you exercise the new options, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

Malaysia: Material Tax Consequences for Employees who are Tax Residents of Malaysia.

        The following is a summary description of the Malaysian income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Malaysian tax laws as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the cancellation of old options or the grant of new options. Because you are receiving options with an exercise price equal to the fair market value of the shares on the date of grant, you should not be liable for tax when you exercise your options.

Mexico: Material Tax Consequences for Employees who are Tax Residents of Mexico.

        The following is a summary description of the Mexican income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Mexican tax laws as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the cancellation of old options or the grant of new options. However, when you exercise the new options, the difference between the fair market value of the shares subject to the option on the date of exercise and the exercise price may be compensation income taxable at applicable income tax rates.

The Netherlands: Material Tax Consequences for Employees who are Tax Residents of the Netherlands.

        The following is a summary description of the Dutch income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Dutch tax laws as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        If you did not elect to be taxed at exercise, the following rules likely apply:

  •
  Cancellation of the old options within three years of grant with consideration would most likely be a taxable event. The taxable amount would be the value of the consideration less the amount that was subject to tax when the options vested.

  •
  Cancellation of the old options after three years from grant with consideration should not be a taxable event.

  •
  Cancellation of the old options without consideration should not result in taxation, regardless of when the exchange occurs. It is possible that cancellation of the old options within three years of grant, without consideration, would be treated as a taxable event. However, it is a defensible position to argue that the value of the consideration to be taxed is nil.

        In all of the scenarios above, it is possible that the Dutch Tax Authorities would consider the receipt of new options to be "consideration" for surrendering your old options.

        If you did elect to be taxed on your old options at exercise, the discussions above relating to the cancellation of the old options within three years of acceptance would apply.

        If you paid any taxes with respect to your existing options, those taxes likely will not be creditable against any taxes due with respect to the new options.

Russia: Material Tax Consequences for Employees who are Tax Residents of Russia.

        The following is a summary description of the Russian income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Russian tax laws as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the cancellation of old options or the grant of new options. However, when you exercise the new options, the difference between the fair market value of the shares subject to the option on the date of exercise and the exercise price may be compensation income taxable at applicable income tax rates.

Singapore: Material Tax Consequences for Employees who are Tax Residents in Singapore.

        The following is a summary description of the Singaporean income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Singaporean tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the cancellation of the old options or the grant of new options. However, when you exercise the new options, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

Thailand: Material Tax Consequences for Employees who are Tax Residents of Thailand.

        The following is a summary description of the Thai income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Thai tax laws as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the cancellation of old options or the grant of new options. However, when you exercise the new options, the difference between the fair market value of the shares subject to the option on the date of exercise and the exercise price may be compensation income taxable at applicable income tax rates.

United Kingdom: Material Tax Consequences for Employees who are Tax Residents in the United Kingdom.

        The following is a summary description of the United Kingdom income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the United Kingdom tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

        Under current law, you should not realize taxable income upon the cancellation of the old options or the grant of new options. However, when you exercise the new options, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise would be compensation income taxable at applicable marginal income tax rates.

14.  EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT

        We may, at any time and from time to time, extend the period of time during which this offer is open by giving you notice of the extension and making a public announcement of the extension.

        Prior to the expiration date, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. In order to postpone, we must notify you and all other optionholders of the postponement. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this offer.

        We may amend this offer at any time by notifying you of the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9 a.m., Eastern

Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

        If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) promulgated under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of this offer or information about this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will give you notice of the action:

  •
  increase or decrease what we will give you in exchange for your options;

  •
  increase or decrease the option exercise price that serves as the threshold for options eligible to be exchanged in this offer; or

  •
  extend or terminate this offer.

        If this offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten (10) business days after the date the notice is published.

15.  FEES AND EXPENSES

        We will not pay any fees or commissions to any broker, dealer or other person for asking optionholders whether they would like to elect to surrender their eligible options under this offer.

16.  ADDITIONAL INFORMATION

        This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible options:

  (a)
  our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 26, 2002;

  (b)
  our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the SEC on May 13, 2002;

  (c)
  our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the SEC on August 8, 2002;

  (d)
  our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2002, filed with the SEC on November 14, 2002;

  (e)
  our current reports on Form 8-K, filed with the SEC on each of 5/20/02; 5/29/02; 7/29/02; 8/22/02; and on Form 8-K/A filed with the SEC on 9/25/02;

  (f)
  all of our filings pursuant to the Exchange Act after the date of this Offer to Exchange and prior to completion of the offer; and

  (g)
  the description of our common stock contained in our registration statement on Form 8-A12G, filed with the SEC on August 24, 1999, including any amendments or reports we file for the purpose of updating that description.

        The SEC file number for these filings is 000-27127. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

        You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

    iBasis, Inc.
    20 Second Avenue
    Burlington, Massachusetts 01803
    Attn: Tamah Rosker, Vice President of Human Resources

or by contacting Tamah Rosker by electronic mail to exchangeprogram@ibasis.net or by telephone at (781) 505-7500 between the hours of 9 a.m. and 5 p.m., Eastern Time, Monday—Friday.

        As you read the documents listed in this section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recently dated document.

        The information contained in this offer should be read together with the information contained in the documents to which we have referred you.

17.  FORWARD-LOOKING STATEMENTS; MISCELLANEOUS

        This Offer to Exchange and our SEC reports referred to in Section 16 above include "forward-looking statements." When used in this Offer to Exchange, the words "may," "will," "could," "should," "anticipates," "believes," "estimates," "expects," "intends" and "plans" as they relate to iBasis, or our management are intended to identify these forward-looking statements. All statements by us regarding expected future operating results are forward-looking statements. We wish to caution you that the forward-looking statements in this offer to exchange and our SEC reports referred to in Section 16 above are only predictions and that actual results may differ materially from those stated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including, without limitation, the risks described in this Offer to Exchange and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If at any time we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the optionholders residing in that jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options under this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. Except as otherwise provided herein, this Offer to Exchange shall not alter, amend or supercede the 1997 Stock Incentive Plan, as amended.

QuickLinks

  Exhibit (a)(1)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
THE OFFER
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
RISK FACTORS